EXHIBIT 23.3


May 28, 1996


To the Board of Directors and Stockholders of Glenayre Technologies, Inc.
Charlotte, North Carolina


We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Glenayre Technologies, Inc. for the registration of 2,200,000 of its common stock under the Glenayre 1996 Incentive Stock Plan of our report dated April 18, 1996 relating to the unaudited condensed consolidated interim financial statements of Glenayre Technologies, Inc. that are included in its Form 10-Q for the quarter ended March 31, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                      ERNST & YOUNG LLP


Charlotte, North Carolina